As filed with the Securities and Exchange Commission on December 13, 2002

                                                                   File No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                FUELNATION, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


             Florida                                       65-0827283
   --------------------------------                -------------------------
   (State or other jurisdiction of                      I.R.S. Employer
    incorporation or organization)                     Identification No.


              4121 SW 47th Avenue, Suite 1301, Davie, Florida 33314
              -----------------------------------------------------
               (Address of Principal Executive Offices)(Zip Code)


                             2002 Stock Option Plan
                        Charles Brodzki Letter Agreement
                        --------------------------------
                            (Full title of the plan)


                           Christopher Salmonson, Esq.
                                FuelNation, Inc.
                         4121 SW 47th Avenue, Suite 1301
                              Davie, Florida 33314
                     ---------------------------------------
                     (Name and address of agent for service)


                                 (954) 587-3775
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE
--------------------------- ------------------ ----------------------- ------------------------ --------------------
                                                  Proposed maximum        Proposed maximum
Title of securities to be     Amount to be       offering price per      aggregate offering          Amount of
        registered            registered(1)           share(2)                price(2)           registration fee
--------------------------- ------------------ ----------------------- ------------------------ --------------------
Common Stock,
$.01 par value                 72,000,000               $.01                  $720,000                 $140
--------------------------- ------------------ ----------------------- ------------------------ --------------------

         (1) Pursuant to Rule 416, promulgated under the Securities Act of 1933, as amended, this Registration Statement covers an indeterminate number of securities to be offered as a result of any adjustment from stock splits, stock dividends or similar events.

         (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, promulgated under the Securities Act of 1933, as amended, and based upon the average of the high and low sales price of the Issuer's common stock on December 12, 2002.

PROSPECTUS

                                 FUELNATION INC.
                                72,000,000 Shares
                                  Common Stock

This prospectus forms a part of a registration statement which registers an aggregate of 72,000,000 shares of common stock issuable from time-to-time under the FuelNation, Inc. 2002 Stock Option Plan. As adjusted for the 150-1 reverse split to occur in January 2003, this prospectus is offering 480,000 shares.

This prospectus also covers the resale of Shares by persons who are our "affiliates" within the meaning of federal securities laws. Affiliated selling security holders may sell all or a portion of the Shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices.

We will not receive any proceeds from sales of Shares by selling security holders.

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

               The date of this prospectus is December 13, 2002.

                              AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

We have filed with the Commission a registration statement on Form S-8 under the Securities Act of 1933, as amended, covering the Shares. This prospectus, which comprises Part I of the registration statement, omits certain information contained in the registration statement. For further information with respect to us and the Shares offered by this prospectus, reference is made to the entire registration statement, including the exhibits thereto. Statements in this prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the registration statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of the exhibit or other document to which reference is hereby made, for a full statement of the provisions thereof. A copy of the registration statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge or at the Commission's website at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         1. The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2001, as filed with the Securities and Exchange Commission (the "Commission");

         2. The Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 2002, as filed with the Commission.

         3. The Registrant's Quarterly Report on Form 10-QSB for the period ended June 30, 2002, as filed with the Commission.

         4. The Registrant's Quarterly Report on Form 10-QSB for the period ended September 30, 2002, as filed with the Commission.

         5. The Registrant's Information Statement on Schedule 14C dated January 9, 2002.

         6.    The Registrant's Current Report on Form 8-K dated February 7,
2002.

         7.    The Registrant's Current Report on Form 8-K dated August 1, 2002.

         8.    The Registrant's Current Report on Form 8-K dated August 7, 2002.

         9. The Registrant's Information Statement on Schedule 14C dated December __, 2002.

         10. The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A filed with the Commission.

         In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, FuelNation Inc., 4121 SW 47th Avenue, Suite 1301 Davie, Florida 33314.

                                   THE COMPANY

FuelNation Inc. ("we," "us," "our," "FuelNation" or the "Company") is a Florida-based development stage corporation engaged in the development of providing real-time e-commerce communications and energy services. Our operations are conducted through strategic alliances, which principally are engaged in advanced technology and services solutions for the petroleum marketing industry, i.e., oil companies, marketers, transports, gas stations and convenience stores worldwide, and the development of one of the worlds most integrated communications platform for the petroleum industry. We intend to use Broadband that delivers data to remote stations at speeds reaching 45Mbps, satellite technology, global positioning system (GPS) with real-time tracking and path logging of delivery vehicles. We have developed the R2R(sm) communications technology which allows multiple point of sales, tank monitors, global positioning system, VSAT, wireless PDA devices, Internet phones, automated teller machines, back office software, price signs and numerous other equipment manufacturers to integrate and seamlessly exchange data in an open architecture environment.

Recent Developments

As previously disclosed, we have been seeking to issue taxable revenue notes. On August 13, 2002 the company signed a term sheet to issue taxable revenue notes in the amount of $80 million and paid a refundable application fee of $80,000 that was accepted by the lender. On August 16, 2002 the lender issued a commitment to fund $80 million and requested another $80,000 commitment fee and the performance of several other obligations or the commitment would expire on August 23, 2002. The commitment has since expired and the lender has asked us to resubmit an application for $100 million of bond funding with a modified business plan to reflect construction of the Travel Center and the Technology Center only. The current acquisitions in the petroleum marketing industry are on hold until we have additional funding or alternative means of acquiring the companies. As of the date of this filing the modified business plan has been submitted to the lender for their review and the application was submitted in November.

The Company was able to arrange the $3,300,000 needed to pay for the cost of issuance and the funds to guarantee the interest shortfall for the $100 million dollar bond funding and received verification of the availability of the funds dated November 1, 2002. All indications from the lender are still positive for the issuance of the taxable revenue notes and they are waiting for our revised application submission.

Our success is subject to the completion of our taxable revenue bond issue, however, there can be no assurances that the Company will be successful in acquiring additional capital or that such capital, if available, will be on terms and conditions acceptable to the Company.

In line with FuelNation's business strategy, we are preparing the application for the issuance of a taxable revenue bond offering in the amount of $100 million to build one of the largest and most technology advanced Travel Centers in the state of Florida. The plans currently consist of a 105,500 sf Travel Center, 75,000 sf 200 room hotel, 24 pump fueling depot, truck wash, 35,000 sf retail mall, 20,000 sf spa and gym, 30,000 sf of offices for the technology center, 19,000 sf of repair, 11,300 sf convenience store, 7,500 sf truck sales, 858 tractor trailer parking slots and 539 car parking slots.

Our objective is to be the leading worldwide provider of real- time e-commerce and business-to-business communications in the petroleum marketing industry. Our vertical integration strategy is to purchase existing petroleum marketers, transport companies, dealers and related facilities in key distribution markets.

We intend to finance these purchases by issuing taxable revenue bonds and raising additional equity through private placements and equity financing through an equity line of credit. However, there can be no assurances that the Company will be successful in acquiring additional capital or that such capital, if available, will be on terms and conditions acceptable to the Company.

The executive and operational offices of FuelNation will be centralized in the new headquarters to be built and located at the 45-acre Travel Center in Davie, Florida. FuelNation will build its technology headquarters at the Davie, Florida location and with the assistance of students and faculty from local universities to assist with the development of our technology.

We have placed all technology development on hold until we are able to obtain financing. The revised business plan and bond financing application allocates $25 million dollars to our technology center. We have developed proprietary technology that allows us to provide fully integrated services relating to the inventory, sales, distribution and financial reporting functions in the fuel industry. Marketed under the service mark R2R(SM) ("Rack to Retail"), this technology completely automates and streamlines the data collection processes for centralization, retrieval and integration of inventory, financial and accounting information in the fuel industry.

FuelNation entered into three stock put agreements effective December 31, 2001 for 8,566,113 shares with key suppliers and consultants that were critical to the ongoing operations of the company. FuelNation desires to continue to transact business with Tower Communications, a company controlled by C. L. Rutherford and with Condon & Peters, the consultants. As an enticement to continue to transact business with these parties, FuelNation offered these shareholders a the right to put these shares back to FuelNation at $.65 per share. Given the steep decline in the price of such stock and the lack of funds, the exercise of the put rights would jeopardize FuelNation's existence. In order to continue the relationship with Tower Communications and Condon & Peters, FuelNation is preparing to issue preferred shares in exchange for the put rights. These preferred shares will have super voting rights and allow Tower, Condon & Peters to vote respective amount of shares they would be entitled if converted into common stock. The shares will have a conversion price and date to be agreed upon mutually by all parties. The total dollar amount of the put as recorded on our balance sheet is $3,547,973.

The preferred shares will have super voting rights authorizing each Preferred Share to have the voting rights on an as-converted basis. FuelNation will have the right to redeem the preferred shares within a six-month time frame if the common stock of FuelNation is trading at or above a to-be-determined per share price for a period of 20 consecutive days.

On August 15, 2002, FuelNation's CEO and President , Chris Salmonson, was arrested by the Sheriff's Office in Broward County, Florida and was held on charges of grand theft relating to a real estate transaction, that failed, with a church. It is alleged that he received $1,670,000 from the church in exchange for real property that was never conveyed to the church. A related civil suit was filed by the church. Mr. Salmonson denies that he has committed any offense or violation of law and has assured FuelNation that he will vigorously defend himself against the charges made against him.

In November 2002, Mr. Salmonson agreed to relinquish his positions until the allegations against him have been settled. He will continue to be a consultant for FuelNation during such period on the same economic terms set forth in his employment agreement. Effective December 5, 2002 Charles Brodzki will become president pursuant to a letter agreement executed on November 27, 2002. Mr. Brodzki's compensation will be shares of common stock equal to 10% of the outstanding common stock and an additional 10% of the outstanding common stock upon the receipt of funding in excess of $1,000,000 or of completion of the bond funding. Mr. Brodzki has been a corporate attorney since 1980 and is a graduate of The Wharton School of the University of Pennsylvania.

In December 2002, FuelNation filed an information statement to effect the 150-to-1 reverse stock split and to amend its articles of incorporation to increase the authorized common stock to 100,000,000 after the reverse stock split. It is expected that the actions will be effective in January 2003. Of the shares being offered by this prospectus, a portion will be issued after the reverse split and the authorization of additional shares is effective.

             RISK FACTORS AFFECTING OUR FUTURE RESULTS OF OPERATIONS

Our future results of operations involve a number of risks and uncertainties. The following paragraphs discuss a number of risks that could impact the company's financial condition and results of operations. In particular, prospective investors should note that this prospectus contains forward-looking statements within the meaning of Section 27a of the Securities Act and Section 21e of the Exchange Act and that actual results could differ materially from those contemplated by such statements. The factors listed herein represent certain important factors which we believe could cause such results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. It should be recognized that other risks may be significant, presently or in the future and the risks set forth below may affect us to a greater extent than indicated.

We Have Been in the Development Stage Since our Reorganization in October 2000. We have generated no revenues and our loss from operations was approximately $28.5 million for the year ended December 31, 2001. We have a working capital deficiency of approximately $1.1 million as of December 31, 2001 and a deficit accumulated during our development stage thus far of approximately $29.7 million as of December 31, 2001. For the nine months ended September 30, 2002 our net loss was approximately $3.1 million and we had a working capital deficiency of approximately $1.74 million. We expect to incur additional losses during the time period we are reviewing and negotiating potential opportunities to grow our services and products.

It is anticipated that we will, in all likelihood, sustain operating expenses without corresponding revenues, at least until sometime in 2003, of which there can be no assurance. This may result in our incurring a net operating loss which will increase continuously until we achieve profitability. Revenues and profits, if any, will depend upon various factors, including market acceptance of our products, market awareness and general economic conditions. There is no assurance that we will achieve our expansion goals and the failure to achieve such goals would have an adverse impact on us.

Additional Financings will be Required. Our success is dependent upon our ability to raise additional capital. We have been negotiating the issuance of at least $100 million of Taxable Municipal Bonds. We have received a commitment for a cost of issuance and short fall letter of credit, subject to cash collateral. However, there can be no assurances that our efforts in this regard will be successful.

We are also in discussions with investment bankers and others to provide or assist in providing additional financing. However, as of the date of this prospectus, we do not have any written commitments for any financing, and no assurance can be given that we will obtain any additional financing. The failure to infuse additional capital into FuelNation may force management to curtail marketing expenditures and product introductions, which may affect our ability to fully implement our business plan described herein.

Our Success is Dependent Upon the Management of Growth. Successful implementation of our business plan will expose us to increased competition, greater overhead, marketing and support costs and other risks associated with entry into new markets and solicitation of new customers. We face all risks which are associated with any new business, such as under-capitalization, cash flow problems, and personnel, financial and resource limitations, as well as special risks associated with our proposed operations. To manage growth effectively, our management will need to implement and continue to improve and expand operational, financial and management information systems and to expand, train, motivate and manage employees. Should we be unable to manage growth effectively, our results of operations could be adversely affected.

We Have Not Paid Dividends on our Common Stock and do not Anticipate the Payment of Dividends in the Future. No dividends have been paid on our shares of Common Stock and management does not anticipate the payment of cash dividends in the foreseeable future. If operations become profitable, it is anticipated that, for the foreseeable future, any income received therefrom would be devoted to future operations and that cash dividends would not be paid to shareholders.

The Success of Our Operations is Dependent Upon Management. Our success is dependent upon the efforts and abilities of our Chief Executive Officer, Christopher Salmonson. The loss of the services of Mr. Salmonson would likely have a significant, material adverse affect on our operations. As of the date of this prospectus, we have not obtained life insurance or key man insurance policies for any member of management. However, there are no assurances that, even with such insurance in place, any damages incurred by us due to loss of the services of Mr. Salmonson will be sufficient to mitigate any damages to us. Further, Mr. Salmonson is currently subject to criminal proceedings unrelated to FuelNation. If he is convicted, he will no longer be able to participate in FuelNation's management.

We believe that it will be necessary to increase our permanent sales, marketing and administrative staff in order to implement our business plan. Although we believe that necessary additional personnel to staff us is available, there can be no assurance that we will be successful in assembling an effective staff in a timely manner, particularly as we face considerable competition from other companies for such personnel. There can be no assurance that we will be able to attract and retain additional qualified personnel, and any inability to do so could have a material adverse affect on us.

Issuance of Future Shares May Dilute Investors Share Value. In December 2002, the board of directors and holders of a majority of outstanding shares have approved a 150-for-1 reverse stock split of FuelNation's outstanding common stock, which will be effective in January 2003.. As a result of the split, the approximately 350 million shares estimated to be outstanding would become approximately 2,333,000 shares. Additional common stock was also authorized. The future issuance of all or part of the remaining authorized Common Stock may result in substantial dilution in the percentage of Common Stock held by our then existing shareholders. The issuance of shares for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by investors, and might have an adverse effect on our trading market.

There is a Limited Market for Our Common Stock. Currently, our Common Stock trades on the OTC Bulletin Board. By its nature, the OTC Bulletin Board is a limited market and investors may find it more difficult to dispose of our securities which are owned by them.

Our Common Stock is Classified as a "Penny Stock," which has Adverse Effects. For any transaction involving a penny stock, unless exempt, the rules require:
(i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.

The foregoing required penny stock restrictions currently apply to our Common Stock. If our Common Stock is ever approved for listing on a national stock exchange, it would have certain price and volume information provided on a current and continuing basis. While it is management's intention to have our Common Stock approved for trading on a national stock exchange in the future, we currently do not qualify under the various listing criteria for such listing. There can be no assurances that any of our securities will qualify for exemption from these restrictions in the future. Because our Common Stock is subject to the rules on penny stocks, the market liquidity for our Common Stock has been severely adversely affected.

                         AGREEMENT WITH CHARLES BRODZKI

Pursuant to a letter agreement, effective December 5, 2002, Charles Brodzki became president of FuelNation. Mr. Brodzki's compensation will be shares of common stock equal to 10% of the outstanding common stock on that date and an additional 10% of the outstanding common stock upon the receipt of funding in excess of $1,000,000 or of completion of the bond funding. Such shares will be issued pursuant to the 2002 Stock Option Plan.

                             2002 STOCK OPTION PLAN

         Our board of directors and a majority of our shareholders have adopted the 2002 Plan to authorize shares of common stock for issuance under the 2002 Plan.

Plan Description

         The purpose of the 2002 Plan is to advance FuelNation's interests by providing an additional incentive to attract and retain qualified and competent persons as employees and consultants, upon whose efforts and judgment our success is largely dependent, through the encouragement of stock ownership by these persons.

         The 2002 Plan was effective as of April 18, 2002 and amended on December 2, 2002, and unless sooner terminated by our board of directors in accordance with the terms of the 2002 Plan, will terminate on July 4, 2010. Employees of FuelNation and its subsidiaries, who are selected by the stock option committee of the committee, or if there is no Stock Option committee by the board of directors, may participate in the 2002 Plan; however, no incentive stock option, as defined in Section 422 of the Internal Revenue Code of 1986 (the "Code" or "Internal Revenue Code") will be granted to a consultant who is not also our employee.

         The 2002 Plan provides for the issuance of incentive stock options ("Incentive Stock Options") and nonqualified Stock Options ("Nonqualified Stock Options"). An Incentive Stock Option is an option to purchase common stock that meets the definition of "incentive stock option" set forth in Section 422 of the Code. A Nonqualified Stock Option is an option to purchase common stock that meets certain requirements in the Plan but does not meet the definition of an "incentive stock option" set forth in Section 422 of the Code. Nonqualified Stock Options and Incentive Stock Options are sometimes referred to herein as "Options."

         27,000,000 shares of common stock were originally reserved under the 2002 Plan and options for all of the shares have been granted and shares issued pursuant to Options. In November 2002, an additional 480,000 shares (as adjusted for the reverse split) were authorized and are being offered by this prospectus. If any Option granted pursuant to the 2002 Plan terminates, expires, or is canceled or surrendered, in whole or in part, shares subject to the unexercised portion may again be issued pursuant to the exercise of Options granted under the 2002 Plan. The shares acquired upon exercise of Options granted under the 2002 Plan will be authorized and unissued shares of common stock.

         The 2002 Plan is administered by a committee of two or more directors (the "Committee") or, if a Committee is not designated by the Board of Directors, by the Board of Directors as a whole. The Committee has the right to determine, among other things, the persons to whom Options are granted, the number of shares of common stock subject to Options, the exercise price of Options and the term thereof.

         All of our employees, including officers and directors and consultants, are eligible to receive grants under the 2002 Plan; however, no Incentive Stock Options may be granted to a consultant who is not also an employee of FuelNation or any of our subsidiaries. Upon receiving grants of Options, each holder of the Options (the "Optionee") will enter into an option agreement with that contains the terms and conditions deemed necessary by the Committee.

Terms and Conditions of Options

     Option Price

For any Option granted under the 2002 Plan, the option price per share of common stock may be any price not less than par value per share as determined by the Committee; however, the option price per share of any Incentive Equity Incentive may not be less than the fair market value of the common stock on the date such Incentive Equity Incentive is granted. Under the 2002 Plan, the "fair market value" is the closing price of shares on the business day immediately preceding the date of grant; however, if the shares are not publicly traded, then the fair market value will be as the Committee will in its sole and absolute discretion determine in a fair and uniform manner.

     Exercise of Options

         Each Option is exercisable in such amounts, at such intervals and upon such terms as the Committee may determine. In no event may an Option be exercisable after ten years from the date of grant. If (i) FuelNation will sell all or substantially all of its assets to an unaffiliated entity, (ii) FuelNation consummates a merger, consolidation, share exchange or reorganization with another corporation or other entity and, as a result of such merger, consolidation, share exchange or reorganization, less than a majority of the combined voting power of the outstanding securities of the surviving entity immediately after such transaction is held in the aggregate by the holders of securities of FuelNation that were entitled to vote generally in the election of directors of FuelNation ("Voting Stock") immediately before such transaction, or
(iii) when the common stock is publicly traded pursuant to a tender offer or exchange offer for securities of FuelNation, or in any other manner, any person or group within the meaning of the Securities Exchange Act of 1934, acquires beneficial ownership of more than 50% of the Voting Stock (the surviving corporation or purchaser described in this paragraph, the "Purchaser", and any such event described in this paragraph, a "Change of Control"), then FuelNation will negotiate in good faith to reach an agreement with the Purchaser that the Purchaser will either assume the obligations of FuelNation under the outstanding Options or convert the outstanding Options into options of at least quality value as to capital stock of the Purchaser; but if such an agreement is not reached, then the Options will become fully vested and exercisable and FuelNation will provide written notice to each Optionee, that his Option has become fully vested and exercisable, whether or not such Option will then be exercisable under the terms of his Option Agreement. To the extent that the Optionees exercise the Options before or on the effective date of the Change of Control, FuelNation will issue all Common Stock purchased by exercise of those Options, and those shares of Common Stock will be treated as issued and outstanding for purposes of the Change of Control. Upon a Change of Control, where the outstanding Options are not assumed by the surviving corporation or the acquiring corporation, the Plan will terminate, and any unexercised Options outstanding under the Plan at that date will terminate.

         Unless further limited by the Committee in any Option, shares of common stock purchased upon the exercise of Options must be paid for in cash, by certified or official bank check, by money order, with already owned shares of common stock, or a combination of the above. The Committee, in its sole discretion, may accept a personal check in full or partial payment.

     Non transferability

         Options granted under the 2002 Plan are not transferable by an Optionee other than to a family member or by will or the laws of descent and distribution, and Options are exercisable during an Optionee's lifetime only by the Optionee.

     Termination of Options

         The expiration date of an Option is determined by the Committee at the time of the grant and is set forth in the applicable option agreement. In no event may an Option be exercisable after ten years from the date it is granted.

         The 2002 P1an provides that if an Optionee's employment is terminated for any reason other than for cause, an improper termination, mental or physical disability or death, then the unexercised portion of the Optionee's Options will terminate three months after the such termination. If an Optionee's employment is terminated for cause or if there is an improper termination of Optionee's employment, the unexercised portion of the Optionee's Options will terminate immediately upon this termination. If an Optionee's employment is terminated by reason of the Optionee's mental or physical disability, the unexercised portion of the Optionee's Options will terminate 12 months after such termination. If an Optionee's employment is terminated by reason of the Optionee's death, the unexercised portion of the Optionee's Options will terminate 12 months after the Optionee's death. The Committee may, in its sole discretion, accelerate the exercisability of any or all options upon termination of employment or cessation of services.

Federal Income Tax Effects

         The 2002 Plan is not qualified under the provisions of Section 401(a) of the Code, nor is it subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Incentive Equity Options

         Incentive Equity Options are "incentive stock options" as defined in
Section 422 of the Internal Revenue Code. Under the Code, an Optionee generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. However, an employee who exercises an incentive stock option by delivering shares of common stock previously acquired pursuant to the exercise of an incentive stock option is treated as making a Disqualifying Disposition (defined below) of these shares if the employee delivers the shares before the expiration of the holding period applicable to these shares. The applicable holding period is the longer of two years from the date of grant or one year from the date of exercise. The effect of this provision is to prevent "pyramiding" the exercise of an incentive stock option (i.e., the exercise of the incentive stock option for one share and the use of that share to make successive exercise of the incentive stock option until it is completely exercised) without the imposition of current income tax.

         The amount by which the fair market value of the shares acquired at the time of exercise of an incentive stock option exceeds the purchase price of the shares under such Option will be treated as an adjustment to the Optionee's alternative minimum taxable income for purposes of the alternative minimum tax. If, however, there is a Disqualifying Disposition in the year in which the Option is exercised, the maximum amount of the item of adjustment for such year is the gain on the disposition of the shares. If there is Disqualifying Disposition in a year other than the year of exercise, the dispositions will not result in an adjustment for the other year.

         If, subsequent to the exercise of an incentive stock option (whether paid for in cash or in shares), the Optionee holds the shares received upon exercise for a period that exceeds (a) two years from the date such incentive stock option was granted or, if later, (b) one year from the date of exercise (the "Required Holding Period"), the difference (if any) between the amount realized from the sale of such shares and their tax basis to the holder will be taxed as long-term capital gain or loss. If the holder is subject to the alternative minimum tax in the year of disposition, the holder's tax basis in his or her shares will be increased for purposes of determining his alternative minimum tax for that year, by the amount of the item of adjustment recognized with respect to such shares in the year the Option was exercised.

         In general, if, after exercising an incentive stock option, an employee disposes of the acquired shares before the end of the Required Holding Period (a "Disqualifying Disposition"), an Optionee would be deemed to receive ordinary income in the year of the Disqualifying Disposition, in an amount equal to the excess of the fair market value of the shares at the date the incentive stock option was exercised over the exercise price. If the Disqualifying Disposition is a sale or exchange which would permit a loss to be recognized under the Code (were a loss in fact to be sustained), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the Optionee's ordinary income would be limited to the gain (if any) from the sale. If the amount realized upon disposition exceeds the fair market value of the shares on the date of exercise, the excess would be treated as short-term or long-term capital gain, depending on whether the holding period for such shares exceeded one year.

         FuelNation is not allowed an income tax deduction for the grant or exercise of an incentive stock option or the disposition, after the Required Holding Period, of shares acquired upon exercise. In the event of a Disqualifying Disposition, we will be allowed to deduct an amount equal to the ordinary income to be recognized by the Optionee, provided that such amount is an ordinary and necessary business expense to us and is reasonable, and we satisfy our withholding obligation for this income.

Nonqualified Stock Option

         An Optionee granted a nonqualified stock option under the 2002 Plan will generally recognize, at the date of exercise of such nonqualified stock option, ordinary income equal to the difference between the exercise price and the fair market value of the shares of common stock subject to the nonqualified stock option. This taxable ordinary income will be subject to Federal income tax withholding. We will be allowed to deduct an amount equal to the ordinary income to be recognized by the Optionee, provided that such amount is an ordinary and necessary business expense to us and is reasonable, and we satisfy our withholding obligation for this income.

         The above discussion is only a summary of the potential tax consequences relevant to the Optionees or to FuelNation, and may not describe tax consequences based on particular circumstances. It is based on federal income tax law and interpretational authorities as of the date of this document, which are subject to change at any time.

Restrictions Under Securities Laws

         The sale of all shares issued under the Plan must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater shareholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption. Our officers, directors and 10% and greater stockholders may also become subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

                       SALES BY SELLING SECURITY HOLDERS

         The information under this heading relates to resales of Shares covered by this prospectus by persons who are our "affiliates" as that term in defined under federal securities laws. Shares issued pursuant to this prospectus to our affiliates are "control" shares under federal securities laws.

         The following table sets forth

     o   the name of each affiliated selling security holder,
     o the amount of common stock owned beneficially, directly or indirectly, by each affiliated selling security holder,
     o the maximum amount of Shares to be offered by the affiliated selling security holders pursuant to this prospectus,
     o the amount of common stock to be owned by each affiliated selling security holder following sale of the Shares, and
     o the percentage of our common stock to be owned by the affiliated selling security holder following completion of such offering (based on 24,356,353 shares of common stock of Genesis outstanding as of the date of this prospectus), and adjusted to give effect to the issuance of shares upon the exercise of the named selling security holder's options, but no other person's options.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each affiliated selling security holder is based upon our books and records and the information provided by our transfer agent.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the Shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the number of Shares available for resale hereby that will be held by the affiliated selling security holders upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the affiliated selling security holders will sell all of the Shares owned by them which are being offered hereby, but will not sell any other shares of our common stock that they presently own.

-------------------------------- -------------------- ------------- ----------------- ----------------- ------------
                                   Number of Shares     % Owned                           Number of       % Owned
                                       Owned             Before                          Shares Owned      After
Name of Selling Shareholder        Before Offering      Offering      Shares Offered    After Offering    Offering
-------------------------------- -------------------- ------------- ----------------- ----------------- ------------
Christopher Salmonson                 95,209,027           26.9         20,000,000        95,209,027        24.4
-------------------------------- -------------------- ------------- ----------------- ----------------- ------------
Charles Brodzki                       34,963,787          10.0%         34,963,787            -              -
-------------------------------- -------------------- ------------- ----------------- ----------------- ------------
         Total
-------------------------------- -------------------- ------------- ----------------- ----------------- ------------

                              PLAN OF DISTRIBUTION

The information under this heading relates to resales of Shares covered by this prospectus by persons who are our affiliates as that term in defined under federal securities laws.

The Shares covered by this prospectus may be resold and distributed from time to time by the selling security holders in one or more transactions, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities.

The selling security holders may sell Shares in one or more of the following methods, which may include crosses or block transactions:

     o through the "pink sheets, on the OTC Bulletin Board, or on such exchanges or over-the-counter markets on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent

     o in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates;

     o through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares; or

     o through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders who are affiliates of FuelNation and others through whom such securities are sold may be underwriters within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

In connection with distributions of the shares or otherwise, selling security holders may enter into hedging transactions with broker-dealers. In connection with the transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with selling security holders. Selling security holders may also sell shares short and deliver the Shares to close out the positions. Selling security holders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares, which the broker-dealer may resell under this prospectus. The selling security holders may also pledge the Shares to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Shares under this prospectus.

We have advised the selling security holders that, at the time a resale of the Shares is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

Sales of securities by us and the selling security holders or even the potential of these sales may have an adverse effect on the market price for shares of our common stock.

                            DESCRIPTION OF SECURITIES

General

The following description of our capital stock and provisions of our Articles of Incorporation is a summary thereof and is qualified by reference to our Articles of Incorporation, copies of which may be obtained upon request. Our authorized capital currently consists of 350,000,000 shares of common stock, par value $.001 per share, of which349,637,874 shares are issued and outstanding. We are authorized to issue 20,000,000 shares of preferred stock, of which no shares are issued or outstanding. Effective in January 2003 along with our 150-1 reverse split, the authorized shares of common stock will be 100,000,000, of which approximately 2,333,000 will be outstanding.

Common Stock

Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefor. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our bylaws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

Preferred Stock

Our articles of incorporation authorizes our board of directors to create and issue series of preferred stock from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as permitted under Florida law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004, and its telephone number is (212) 509-4000.

                                  LEGAL MATTERS

Certain legal matters in connection with the securities being offered hereby will be passed upon for us by Sachs Sax Klein, Boca Raton, Florida.

                                     EXPERTS

The consolidated financial statements of FuelNation, Inc. as of December 31, 2001 and for the years ended December 31, 2001 and 2000, appearing in our Annual Report on Form 10-KSB for the year ended December 31, 2001 have been audited by Moore Stephens, PC independent auditors, as set forth in their report thereon and are incorporated by reference in reliance upon the authority of such firm as experts in auditing and accounting.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents are incorporated by reference into this Registration Statement:

         1. The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2001, as filed with the Securities and Exchange Commission (the "Commission");

         2. The Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 2002, as filed with the Commission.

         3. The Registrant's Quarterly Report on Form 10-QSB for the period ended June 30, 2002, as filed with the Commission.

         4. The Registrant's Quarterly Report on Form 10-QSB for the period ended September 30, 2002, as filed with the Commission.

         5. The Registrant's Information Statement on Schedule 14C dated January 9, 2002.

         6.    The Registrant's Current Report on Form 8-K dated February 7,
2002.

         7.    The Registrant's Current Report on Form 8-K dated August 1, 2002.

         8.    The Registrant's Current Report on Form 8-K dated August 7, 2002.

         9. The Registrant's Preliminary Information Statement on Schedule 14C dated December 4, 2002.

         10. The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A filed with the Commission.

         In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Registrant has authority under the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such law. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law. The Registrant is also a party to indemnification agreements with each of its directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

         Persons eligible to receive grants under the Plan will have an existing relationship with us and will have access to comprehensive information about us to enable them to make an informed investment decision. The recipient must express an investment intent and, in the absence of registration under the Act, consent to the imprinting of a legend on the securities restricting their transferability except in compliance with applicable securities laws.

Item 8.  Exhibits

         4.3 2002 Stock Option Plan, as amended (incorporated by reference to the Preliminary Information Statement on Schedule 14C filed December 4, 2002)

         5.1      Opinion of Sachs Sax Klein

         10.16    Letter Agreement with Charles Brodzki

         23.1 Consent of Sachs Sax Klein (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)

         23.2     Consent of Moore Stephens, P.C.

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Davie, State of Florida on this 13th day of December 2002.

                                       FUELNATION, INC.

                                       By: /s/ CHRISTOPHER SALMONSON
                                           -------------------------------------
                                           Christopher Salmonson,
                                           President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures                                           Title                        Date
----------                                           -----                        ----

/s/ CHRISTOPHER SALMONSON                   Chief Executive Officer,        December 13, 2002
---------------------------------------     President and Director
Christopher Salmonson

/s/ SHAIKH ISA MOHAMMED ISA AL KHALIFA      Director                        December 13, 2002
---------------------------------------
Shaikh Isa Mohammed Isa Al Khalifa

/s/ WILLIAM C. SCHLECHT                     Director                        December 13, 2002
---------------------------------------
William C. Schlecht

                                  EXHIBIT INDEX

Exhibit     Description
-------     -----------

  4.3 2002 Stock Option Plan, as amended (incorporated by reference to the Preliminary Information Statement on Schedule 14C filed December 4,
            2002)
  5.1       Opinion of Sachs, Sax & Klein, P.A.
  10.16     Letter Agreement with Charles Brodzki
  23.1 Consent of Sachs, Sax & Klein, P.A. (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)
  23.2      Consent of Moore Stephens, P.C.